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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                                WORLD GAMING PLC
-----------------------------------------------------------------------------
                                (Name of Issuer)

                  ORDINARY SHARES, PAR VALUE (POUND) .002 EACH
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  981 47M 109**
                                    ---------
                                 (CUSIP Number)

                                 MAY 25, 2001***
 -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         |_|  Rule 13d-1(d)

--------------------------------------------------------------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**       The CUSIP number provided is assigned to the American Depositary Shares representing the Ordinary Shares of the Issuer. The positions reported herein by the Reporting Person are held in the form of American Depository Receipts.

***      This Schedule 13G is being filed by the Reporting Person solely as a result of its receipt of American Depositary Shares representing the Ordinary Shares of the Issuer (in the form of American Depositary Receipts) in connection with the reorganization of Starnet Communications International, Inc. ("Starnet") on May 25, 2001. On such date, Starnet reorganized into a new holding company structure where the Issuer became the parent company of Starnet. The shares of Starnet class A common stock held by the Reporting Person were exchanged for such American Depositary Shares of the Issuer.


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CUSIP No. 981 47M 109                   13G                    Page 2 of 6 Pages

--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON(S)
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

AIM Investments Ltd.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                               (a) |_|__________________________
                                               (b) |_|__________________________
--------------------------------------------------------------------------------
(3)      SEC USE ONLY


--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Gibraltar
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   (5)      SOLE VOTING POWER
                                            2,000,000
                                   ---------------------------------------------
          NUMBER OF SHARES         (6)      SHARED VOTING POWER
         BENEFICIALLY OWNED
          BY EACH REPORTING        ---------------------------------------------
             PERSON WITH           (7)      SOLE DISPOSITIVE POWER
                                            2,000,000
                                   ---------------------------------------------
                                   (8)      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,000,000
--------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS) /  /

--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.85%
-----------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
-----------------------------------------------------------------------------



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CUSIP No. 981 47M 109                  13G                     Page 3 of 6 Pages



This Schedule 13G reflects a statement of beneficial ownership of securities of the reporting person as of May 25, 2001.

ITEM 1.

         (a)   Name of Issuer

               World Gaming Plc
               -----------------------------------------------------------------

         (b)   Address of Issuer's Principal Executive Offices:

               The CIBC Banking Centre
               Old Parham Road, P.O. Box 3265, St. John's, Antigua, West Indies
               -----------------------------------------------------------------

ITEM 2.

         (a)   Name of Person Filing

               AIM Investments Ltd.
               -----------------------------------------------------------------

         (b)   Address of Principal Business Office or, if none, Residence

               Suite 1, International House, Bell Lane, P.O. Box 181, Gibraltar
               -----------------------------------------------------------------

         (c)   Citizenship

               Gibraltar
               -----------------------------------------------------------------

         (d)   Title of Class of Securities

               Ordinary Shares, par value (pound) .002 each (represented by American Depositary Shares in the form of American Depositary Receipts)
               -----------------------------------------------------------------

         (e)   CUSIP Number

               98147M109
               -----------------------------------------------------------------

ITEM 3.  IDENTITY OF REPORTING PERSON:

               Not Applicable
               -----------------------------------------------------------------


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CUSIP No. 981 47M 109                   13G                    Page 4 of 6 Pages


ITEM 4. OWNERSHIP. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

         (a)   Amount beneficially owned:

               2,000,000
               -----------------------------------------------------------------

         (b)   Percent of class:

               5.85%
               -----------------------------------------------------------------

         (c)   Number of shares as to which the person has:

               (i)      sole voting power:  2,000,000

               (ii)     shared voting power:

               (iii)    sole dispositive power:  2,000,000

               (iv)     shared dispositive power:

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable


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CUSIP No. 981 47M 109                  13G                     Page 5 of 6 Pages


ITEM 10. CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer or the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No. 981 47M 109                  13G                     Page 6 of 6 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 15, 2001
                                              AIM Investments Ltd.


                                              /s/
                                              -------------------------------
                                              Name:  E. M. French
                                              Title: President